P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
October 22, 2024		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES THIRD QUARTER 2024 RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended September 30, 2024. Net income totaled $31.7 million for the third quarter of 2024, representing earnings per diluted common share of $0.89. In comparison, Peoples reported net income of $29.0 million, representing earnings per diluted common share of $0.82, for the second quarter of 2024 and net income of $31.9 million, representing earnings per diluted common share of $0.90, for the third quarter of 2023.
"We are very pleased with our results for the first nine months of 2024. We saw core improvements in deposit growth, net interest margin, and fee-based income," said Tyler Wilcox, President and Chief Executive Officer. "Our total stockholders' equity to total assets ratio improved to 12.31% compared to 11.68% and our tangible equity to tangible assets ratio improved to 8.25% from 7.61% compared to the prior quarter. We continue to focus on driving shareholder value through consistent financial performance."
Statement of Operations Highlights:
•Net interest income for the third quarter of 2024 increased $2.3 million, or 3%, when compared to the linked quarter.
◦Net interest margin increased to 4.27% for the third quarter of 2024, compared to 4.18% for the linked quarter driven by higher accretion income.
•Peoples recorded a provision for credit losses of $6.7 million for the third quarter of 2024, compared to a provision for credit losses of $5.7 million for the second quarter of 2024.
◦The provision for credit losses was driven by net charge-offs, and negatively impacted earnings per diluted common share by $0.15 for the third quarter of 2024 and $0.13 for the second quarter of 2024.
•Total non-interest income, excluding net gains and losses, increased $1.2 million, or 5%, for the third quarter of 2024 compared to the linked quarter.
◦The increase was primarily driven by higher mortgage banking income due to higher net gains from the origination and sale of real estate loans to the secondary market.
•Total non-interest expense for the third quarter of 2024 decreased $2.7 million compared to the linked quarter.
◦The efficiency ratio for the third quarter of 2024 was 55.1%, compared to 59.2% for the linked quarter.
Balance Sheet Highlights:
•Period-end total loan and lease balances at September 30, 2024 decreased $53.5 million, or 3% annualized, compared to at June 30, 2024.
◦The decrease was driven by decreases in (i) construction loans, (ii) other commercial real estate loans, (iii) residential real estate loans, and (iv) commercial and industrial loans, partially offset by an increase in home equity lines of credit. The decreases were primarily driven by paydown activity.
•Asset quality metrics remained stable during the third quarter of 2024.
◦Criticized loans decreased $2.3 million compared to June 30, 2024.
◦Classified loans increased $13.1 million and was driven by the downgrade of two commercial relationships.
◦Annualized net charge-offs were 0.38% of average total loans, representing a return to pre-pandemic levels.

•Period-end total deposit balances at September 30, 2024 increased $185.4 million, or 3%, compared to at June 30, 2024
◦Excluding an increase in brokered certificates of deposit of $83.3 million, core deposits were up $102.1 million compared to the linked quarter, driven by an increase in retail certificates of deposits and higher governmental deposit accounts.
◦Total loan balances were 84% of total deposit balances at September 30, 2024, compared to 87% at June 30, 2024.
Impact of the Limestone Merger:
As of the close of business on April 30, 2023, Peoples completed its previously announced merger with Limestone Bancorp, Inc. (“Limestone”), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank, pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated October 24, 2022. Under the terms of the Merger Agreement, Limestone merged with and into Peoples, and immediately thereafter Limestone Bank merged with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at $177.9 million. Peoples recorded acquisition-related expenses, primarily related to the Limestone Merger, which included $(0.7) million, $(0.1) million and $10.7 million in other non-interest expense for the three months ended September 30, 2024, March 31, 2024, and June 30, 2023, respectively. There was no such expense for the three months ended June 30, 2024. For the nine months ended September 30, 2024, Peoples recorded acquisition-related expenses of $(0.7) million compared to $15.7 million for the nine months ended September 30, 2023.

Net Interest Income
Net interest income was $88.9 million for the third quarter of 2024 and increased $2.3 million when compared to the linked quarter. Net interest margin was 4.27% for the third quarter of 2024, compared to 4.18% for the linked quarter. The increase in net interest income and margin was primarily driven by an increase in accretion income, net of amortization, from acquisitions and higher earning asset yields, which were offset by higher borrowing costs
Net interest income for the third quarter of 2024 decreased $4.4 million, or 5%, compared to the third quarter of 2023. The decrease in net interest income compared to the third quarter of 2023 was driven by higher funding costs. Net interest margin decreased 43 basis points when compared to the third quarter of 2023, driven primarily by higher rates on deposits.
Accretion income, net of amortization expense, from acquisitions was $8.1 million for the third quarter of 2024, $5.8 million for the linked quarter and $9.5 million for the third quarter of 2023, which added 39 basis points, 28 basis points and 48 basis points, respectively, to net interest margin. The increase in accretion income for the third quarter of 2024 when compared to the linked quarter was primarily driven by higher loan and lease payoffs. The decrease in accretion income for the current quarter compared to the third quarter of 2023 was a result of lower accretion.
For the first nine months of 2024, net interest income increased $11.2 million, or 4%, compared to the first nine months of 2023, while net interest margin decreased 36 basis points to 4.24%. The increase in net interest income was driven by increases in market interest rates and an additional four months of income from the Limestone Merger. The decrease in net interest margin for the first nine months of 2024 compared to the first nine months of 2023 was primarily driven by higher borrowing costs, which offset higher earning asset yields.
Accretion income, net of amortization expense, from acquisitions was $20.3 million for the nine months ended September 30, 2024, compared to $15.8 million for the nine months ended September 30, 2023, which added 33 and 29 basis points, respectively, to net interest margin. The increase in accretion income for the first nine months of 2024 compared to the same period in 2023 was due to an additional four months in 2024 from the Limestone Merger.
Provision for Credit Losses:
The provision for credit losses was $6.7 million for the third quarter of 2024, compared to $5.7 million for the linked quarter and $4.1 million for the third quarter of 2023. The provision for credit losses for the third quarter of 2024 was mainly a result of net charge-offs. The provision for credit losses for the second quarter of 2024 was driven by (i) higher net charge-offs, (ii) an increase of reserves on individually analyzed loans and leases and (iii) loan growth. The increase in the provision for credit losses for the third quarter of 2024 compared to the third quarter of 2023, was largely attributable to an increase in the reserves for individually analyzed loans and leases and higher net charge-offs.
The provision for credit losses during the first nine months of 2024 was $18.5 million, compared to a provision for credit losses of $13.9 million for the first nine months of 2023. The provision for credit losses during the first nine months of 2024 was mainly a result of (i) higher net charge-offs, (ii) an increase in reserves on individually analyzed loans and leases, (iii) economic forecast deterioration and (iv) loan growth. The provision for credit losses during the first nine months of 2023 was driven by (i) the addition of the provision for the non-purchased credit deteriorated loans acquired in the Limestone Merger, (ii) loan growth and (iii) economic forecast deterioration, partially offset by a reduction in the reserves for individually analyzed loans and leases and the use of updated loss drivers.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.15 for the third quarter of 2024, $0.13 for the second quarter of 2024, and $0.09 for the third quarter of 2023. For the first nine months of 2024, the provision negatively impacted earnings per diluted common share by $0.42, compared to $0.33 for the first nine months of 2023.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the third quarter of 2024 was $0.9 million, compared to a net loss of $0.8 million for the linked quarter, and a net loss of $0.3 million for the third quarter of 2023. The net loss for the third quarter of 2024, the second quarter of 2024, and the third quarter of 2023 were driven primarily by net losses on repossessed assets of $0.5 million, $0.4 million and $0.3 million, respectively.
The net loss realized during the first nine months of 2024 was $2.0 million, compared to a net loss realized of $4.3 million for the first nine months of 2023. The net loss for the first nine months of 2024 was primarily driven by $1.3 million of net losses on repossessed assets. The net loss recognized in the first nine months of 2023 was primarily driven by a $2.0 million pre-tax net loss on the sale of available-for-sale investment securities and a $1.6 million write-down of an other real estate owned ("OREO") property.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the third quarter of 2024 increased $1.2 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by increases of $0.8 million in mortgage banking income and $0.7 million in lease income, partially offset by a decrease of $0.6 million in bank-owned life insurance income ("BOLI"). Total non-interest income, excluding net gains and losses, for the third quarter of 2024 was 22% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) consistent with the second quarter of 2024.
Compared to the third quarter of 2023, total non-interest income, excluding net gains and losses, increased $2.1 million, primarily due to a $1.9 million increase in lease income, a $0.8 million increase in mortgage banking income, and a $0.6 million increase in trust and investment income, partially offset by a $0.9 million decrease in BOLI income. The increases for the third quarter of 2024, when compared to the third quarter of 2023, were primarily due to gains on early terminations on leases that paid off, higher production in mortgage banking, and an increase in trust and investment income.
For the first nine months of 2024, total non-interest income, excluding gains and losses, increased $8.7 million, or 13%, compared to the first nine months of 2023. The increase was driven by (i) a $2.0 million increase in other non-interest income, driven by operating lease income, (ii) a $1.7 million increase in trust and investment income driven by increases of assets under administration and management, (iii) a $1.4 million increase in lease income driven by gains on terminated leases, (iv) a $1.2 million increase in insurance income driven by higher contingency income and market increases for premiums, (v) a $0.9 million increase in deposit account service charge income, and (vi) a $0.9 million increase in mortgage banking income.
Total Non-interest Expense:
Total non-interest expense decreased $2.7 million for the third quarter of 2024, compared to the linked quarter. The decrease in total non-interest expense was primarily due to decreases of $2.8 million in other non-interest expense, driven by a one-time $1.3 million true-up of corporate expenses recorded in the linked quarter, and a decrease of $0.6 million in data processing and software expense.
Compared to the third quarter of 2023, total non-interest expense decreased $5.6 million, or 8%. The decrease in total non-interest expense was primarily due to a decrease of $5.1 million in acquisition-related expenses. Excluding acquisition-related expenses, non-interest expenses decreased $0.5 million, or 1%, primarily due to a decrease of $2.7 million in other non-interest expense, partially offset by an increase of $1.1 million in data processing and software expense.
For the nine months of 2024, total non-interest expense increased $4.5 million, or 2%, compared to the first nine months of 2023. Excluding acquisition-related expenses, non-interest expenses increased $21.0 million, or 11%, primarily due to increases of $11.6 million in salaries and employee benefits costs due to additional employees added in the Limestone Merger, and $4.4 million and $2.5 million in data processing and software expense and in net occupancy and equipment expense, respectively, due to recent growth, including through acquisitions.
The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. Acquisition-related expenses are considered a non-core non-interest expense by Peoples. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.

	Three Months Ended			Nine Months Ended
	September 30	June 30,	September 30	September 30
	2024	2024	2023	2024	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-interest expense:
Salaries and employee benefit costs	$37,085	$36,564	$36,608	$112,542	$106,661
Data processing and software expense	6,111	6,743	6,288	18,623	15,578
Net occupancy and equipment expense	5,905	6,142	5,501	18,330	15,836
Professional fees	2,896	2,935	3,456	8,798	13,775
Amortization of other intangible assets	2,786	2,787	3,280	8,361	7,951
Electronic banking expense	1,844	1,941	1,836	5,566	5,159
Marketing expense	971	681	1,267	2,708	3,554
FDIC insurance premiums	1,241	1,251	1,260	3,678	3,525
Franchise tax expense	917	760	772	2,558	2,678
Communication expense	814	736	752	2,349	2,089
Other loan expenses	1,178	1,036	856	3,290	2,133
Other non-interest expense	4,342	7,182	9,820	16,510	19,859
Total non-interest expense	66,090	68,758	71,696	203,313	198,798
Acquisition-related non-interest expense:
Salaries and employee benefit costs	—	—	562	16	5,708
Data processing and software expense	—	—	1,289	(18)	1,290
Net occupancy and equipment expense	—	—	2	—	31
Professional fees	—	—	429	(38)	5,532
Electronic banking expense	—	—	—	(100)	115
Marketing expense	—	—	38	10	61
Communication expense	—	—	1	—	1
Other loan expenses	—	—	—	—	1
Other non-interest expense	(662)	—	2,113	(616)	2,955
Total acquisition-related non-interest expense	(662)	—	4,434	(746)	15,694
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	37,085	36,564	36,046	112,526	100,953
Data processing and software expense	6,111	6,743	4,999	18,641	14,288
Net occupancy and equipment expense	5,905	6,142	5,499	18,330	15,805
Professional fees	2,896	2,935	3,027	8,836	8,243
Amortization of other intangible assets	2,786	2,787	3,280	8,361	7,951
Electronic banking expense	1,844	1,941	1,836	5,666	5,044
Marketing expense	971	681	1,229	2,698	3,493
FDIC insurance premiums	1,241	1,251	1,260	3,678	3,525
Franchise tax expense	917	760	772	2,558	2,678
Communication expense	814	736	751	2,349	2,088
Other loan expenses	1,178	1,036	856	3,290	2,132
Other non-interest expense	5,004	7,182	7,707	17,126	16,904
Total non-interest expense excluding acquisition-related expense	$66,752	$68,758	$67,262	$204,059	$183,104

The efficiency ratio for the third quarter of 2024 was 55.1%, compared to 59.2% for the linked quarter and 58.4% for the third quarter of 2023. The efficiency ratio, adjusted for non-core items, was 55.7% for the third quarter of 2024, compared to 59.2% for the linked quarter, and 52.5% for the third quarter of 2023. The efficiency ratio and the adjusted for non-core items efficiency ratio improved compared to the linked quarter mainly as the result of a reduction in non-interest expense and an increase in net interest income. The efficiency ratio and the adjusted for non-core items efficiency ratio increased for the third quarter of 2024 compared to the third quarter of 2023 due to higher non-interest expense and lower revenue. The efficiency ratio for the first nine months of 2024 was 57.4%, compared to 59.7% for the first nine months of 2023. The efficiency ratio improved compared to the prior year first nine months due to the decrease in acquisition-related expenses. The efficiency ratio, adjusted for non-core items, was 57.7% for the first nine months of 2024, compared to 54.2% for the first nine months of 2023. The increase in the efficiency ratio, adjusted for non-core items, for the first nine months of 2024 compared to the first nine months of 2023 was due to higher non-interest expense. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $9.2 million with an effective tax rate of 22.5% for the third quarter of 2024, compared to income tax expense of $6.9 million with an effective tax rate of 19.1% for the linked quarter and income tax expense of $8.8 million with an effective tax rate of 21.7% for the third quarter of 2023. The increase in income tax expense when compared to the prior quarter was driven by a $1.1 million one-time benefit recognized in the second quarter of 2024 related to a prior year amended return and higher pre-tax income. The increase in income tax expense when compared to the third quarter of 2023 was primarily due to higher effective tax rate. Peoples recorded income tax expense of $24.3 million with an effective tax rate of 21.2% for the first nine months of 2024 and $22.1 million with an effective tax rate of 21.7% in the first nine months of 2023. The increase in income tax expense was driven by higher pre-tax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at September 30, 2024 decreased $38.5 million when compared to at June 30, 2024, increased $32.3 million when compared to at December 31, 2023, and increased $62.1 million when compared to at September 30, 2023. The decrease in the balance when compared to at June 30, 2024, was driven by principal payment reductions. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $83.7 million, $112.7 million, $104.2 million, and $148.1 million at September 30, 2024, at June 30, 2024, at December 31, 2024, and at September 30, 2023, respectively. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
The held-to-maturity investment securities balance at September 30, 2024 decreased $8.3 million when compared to at June 30, 2024 and increased $10.0 million and $18.2 million when compared to at December 31, 2023 and at September 30, 2023, respectively. The decrease when compared to the linked quarter was driven by principal payments. The increase when compared to September 30, 2023 was primarily driven by purchases of higher yielding, longer duration securities booked as held-to-maturity. The balances of net unrealized losses on held-to-maturity investment securities were $57.1 million, $79.4 million, $71.6 million and $105.5 million at September 30, 2024, at June 30, 2024, at December 31, 2023, and at September 30, 2023, respectively.
The effective duration of the investment portfolio as of September 30, 2024 was approximately 5.42 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At September 30, 2024, Peoples had liquid and liquefiable assets totaling $648.7 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At September 30, 2024, Peoples had a total borrowing capacity of $554.7 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at September 30, 2024, Peoples had other contingent sources of liquidity totaling $3.4 billion. Cash and cash equivalents decreased $143.0 million when compared to December 31, 2023 due to an improvement in other inputs in our aforementioned liquidity metrics, specifically unencumbered securities, driven by the migration of deposit balances to IntraFi Cash Service accounts ("ICS"), freeing up investment securities previously held as collateral against those balances, and requiring less cash to be held on the balance sheet.
Loans and Leases:
The period-end total loan and lease balances at September 30, 2024 decreased $53.5 million, or 3% annualized, compared to at June 30, 2024. The decrease in the period-end total loan and lease balances was primarily driven by decreases of (i) $20.5 million in construction loans, (ii) $15.5 million in other commercial real estate loans, (iii) $11.8 million in residential real estate loans, and (iv) $7.9 million in commercial and industrial loans, partially offset by an increase of $5.5 million in home equity lines of credit.
The period-end total loan and lease balances at September 30, 2024 increased $112.6 million compared to at December 31, 2023, primarily driven by growth of $83.8 million in premium finance loans, $65.2 million in commercial and industrial loans, $24.4 million in home equity lines of credit, and $18.9 million in leases.
The period-end total loan and lease balances at September 30, 2024 increased $187.4 million compared to at September 30, 2023, primarily driven by organic growth in our commercial and industrial, premium finance, lease, and home equity lines of credit portfolios of $121.3 million, $97.7 million, $30.4 million, and $29.2 million, respectively.
Quarterly average total loan balances increased $61.8 million compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of growth of (i) $28.3 million in premium finance loans, (ii) $24.6 million in consumer indirect loans, and (iii) $24.4 million in commercial and industrial loans, partially offset by a reduction of $25.6 million in other commercial real estate loans.
Compared to the first nine months quarter of 2023, quarterly average loan balances in the current quarter increased $0.8 billion, or 15%. The increase was driven by growth in our other commercial real estate, commercial and industrial, premium finance, and lease portfolios of $395.6 million, $207.9 million, $92.7 million, and $55.9 million, respectively.
Asset Quality:
Overall, asset quality remained relatively stable through the third quarter of 2024. Delinquency trends remained stable as loans considered current comprised 98.5%, 98.8%, and 99.0% of the loan portfolio at September 30, 2024, at June 30, 2024, and at September 30, 2023, respectively. Total nonperforming assets at September 30, 2024 increased $21.1 million, or 43%, compared to at June 30, 2024, and increased $27.3 million, or 64%, compared to at September 30, 2023. The increase in nonperforming assets compared to the linked quarter was primarily due to an increase in the balance of leases, premium finance loans, commercial and industrial loans, and residential real estate loans past due and accruing. The increase in nonperforming assets is driven by higher administrative delinquencies on Vantage leases and premium finance loans. The increase in nonperforming assets compared to at September 30, 2023, was impacted by the increase of loans past due and accruing. Nonperforming assets as a percent of total loans and OREO was 1.11% at September 30, 2024, compared to 0.77% at June 30, 2024, and 0.70% at September 30, 2023.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $2.3 million, or 1%, compared to at June 30, 2024, increased $2.4 million, or 1%, compared to at December 31, 2023, and increased $24.5 million, or 11%, compared to at September 30, 2023. As a percent of total loans, criticized loans were 3.79% at September 30, 2024, compared to 3.79% at June 30, 2024, 3.82% at December 31, 2023, and 3.50% at September 30, 2023. The decrease in the amount of criticized loans compared to at June 30, 2024 was primarily driven by paydowns on previously downgraded loans. Compared to at December 31, 2023 and at September 30, 2023, the increase in the amount of criticized loans was primarily driven by loan downgrades.
Classified loans, which are those categorized as substandard or doubtful, increased $13.1 million, or 11%, compared to at June 30, 2024, increased $13.2 million, or 11%, compared to at December 31, 2023, and increased $8.4 million, or 7%, compared to at September 30, 2023. As a percent of total loans, classified loans were 2.12% at September 30, 2024, compared to 1.90% at June 30, 2024, 1.95% at December 31, 2023, and 2.05% at September 30, 2023. The increase in classified loans compared to at June 30, 2024 was primarily driven by the downgrade of two commercial relationships. The increase in classified loans when compared to at September 30, 2023, was primarily driven by loan and lease downgrades.
Annualized net charge-offs were 0.38% of average total loans for the third quarter of 2024, compared to 0.27% for the linked quarter, and 0.15% for the third quarter of 2023. The increase relative to the linked quarter was driven by an increase in charge-offs on leases originated by our North Star Leasing business. The increase in net charge-offs during the third quarter of 2024 versus the prior year third quarter was primarily attributable to an increase in charge-offs on (i) leases originated by our North Star Leasing business, (ii) indirect consumer loans, (iii) commercial and industrial loans, and (iv) deposit account overdrafts.
At September 30, 2024, the allowance for credit losses increased $0.4 million when compared to at June 30, 2024, increased $4.6 million when compared to at December 31, 2023, and increased $3.7 million when compared to at September 30, 2023. The increase in the allowance for credit losses at September 30, 2024 when compared to at June 30, 2024 and at December 31, 2023 was primarily due to an increase in reserves for individually analyzed loans and leases. The increase in the allowance balance at September 30, 2024 when compared to September 30, 2023 was driven by an increases in reserves for individually analyzed loans and leases, as well as loan growth. The ratio of the allowance for credit losses as a percent of total loans was 1.06% at September 30, 2024, compared to 1.05% at June 30, 2024, and 1.03% at September 30, 2023. The ratio of allowance for credit losses as a percentage of non-performing loans decreased to 106.82% compared to 160.56% at June 30, 2024, and 178.23% at September 30, 2023.

Deposits:
As of September 30, 2024, period-end total deposits increased $185.4 million compared to at June 30, 2024. The increase was primarily driven by increases of (i) $83.3 million in brokered certificates of deposit, (ii) $71.3 million in retail certificates of deposit, and (iii) $57.8 million in governmental deposit accounts, partially offset by a decrease of $19.2 million in non-interest bearing deposits. The increase in retail certificates of deposits was due to current specials being offered, while the increase in governmental deposit accounts was due to the seasonality of those balances. The increase in brokered deposits was due to the lower-cost of funding available compared to Federal Home Loan Bank ("FHLB") advances.
Compared to December 31, 2023, period-end total deposits increased $330.9 million, or 5%. The increase was primarily driven by increases of $440.7 million in retail certificates of deposit, $119.2 million in money market deposit accounts and $97.4 million in governmental deposits, partially offset by decreases of $114.2 million in non-interest bearing deposits, $79.5 million in brokered deposits, $78.4 million in interest bearing demand accounts, and $54.3 million in savings accounts.
Compared to September 30, 2023, period-end deposit balances increased $445.6 million, or 6%. The increase was primarily driven by increases of $685.4 million in retail certificates of deposit, $163.8 million in money market deposit accounts, and $62.5 million in governmental deposit accounts, offset by decreases of $122.2 million, $115.6 million, $115.2 million, and $113.0 million in savings accounts, non-interest bearing deposits, interest-bearing demand deposit accounts and brokered certificates of deposit, respectively. The increase in retail certificates of deposits was driven by special promotional rate offerings over the past year.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at September 30, 2024 were 79% and 21%, respectively, compared to 78% and 22%, respectively, at June 30, 2024, and 79% and 21%, respectively, at September 30, 2023.
Uninsured deposits were 27%, 27%, and 28% of total deposits at September 30, 2024, at June 30, 2024, and at September 30, 2023, respectively. Uninsured amounts are estimated based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $714.1 million, or 36%, $748.3 million, or 38%, and $812.7 million, or 42% of the uninsured deposit balances at September 30, 2024, at June 30, 2024, and at September 30, 2023, respectively.
Average deposit balances during the third quarter of 2024 increased $29.9 million when compared to the linked quarter, and increased $331.5 million, or 5%, when compared to the third quarter of 2023. The increase in average deposit balances compared to the linked quarter was driven by increases of $122.1 million in retail certificates of deposits and $29.0 million in governmental deposits, partially offset by decreases of $72.3 million in brokered certificates of deposits and $22.7 million in interest bearing deposits. Total demand deposit accounts comprised 34%, 35% and 39% of total deposits at September 30, 2024, at June 30, 2024 and at September 30, 2023, respectively.
Stockholders' Equity:
Total stockholders' equity at September 30, 2024 increased $47.1 million, or 4%, compared to at June 30, 2024. This change was primarily driven by net income of $31.7 million and a decrease of $27.7 million in accumulated other comprehensive loss during the quarter, partially offset by dividends paid of $14.2 million. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at September 30, 2024 increased $71.4 million, or 7%, compared to at December 31, 2023, which was due to net income of $90.3 million and a decrease of $19.1 million in accumulated other comprehensive loss in the first nine months of 2024, partially offset by dividends paid of $42.1 million.
Total stockholders' equity at September 30, 2024 increased $131.8 million, or 13%, compared to at September 30, 2023, which was due to net income of $124.1 million in the last twelve months and a decrease in other comprehensive loss of $61.3 million, partially offset by dividends paid of $56.2 million.
At September 30, 2024, the tier 1 risk-based capital ratio was 12.58%, compared to 12.53% at June 30, 2024, and 12.31% at September 30, 2023. The common equity tier 1 risk-based capital ratio was 11.79% at September 30, 2024, compared to 11.74% at June 30, 2024, and 11.57% at September 30, 2023. The total risk-based capital ratio was 13.48% at September 30, 2024, compared to 13.44% at June 30, 2024, and 13.14% at September 30, 2023. Peoples adopted the five-year transition to phase in the impact of the adoption of the current expected credit loss ("CECL") model (accounting standard) on regulatory capital ratios. Compared to at June 30, 2024, and at September 30, 2024, these ratios improved due to net income during the third quarter of 2024, partially offset by dividends paid.
At September 30, 2024, book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $31.65 and $20.29, respectively, compared to $30.36 and $18.91, respectively, at June 30, 2024, and $28.06 and $16.52, respectively, at September 30, 2023. The ratio of total stockholders' equity to total assets increased 63 basis points when compared to June 30, 2024. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, increased 64 basis points when compared to at June 30, 2024. Compared to at September 30, 2023, the total stockholders' equity to total assets ratio increased from 11.11% to 12.31%, and the tangible equity to tangible assets ratio increased from 6.85% to 8.25%. The ratios increased compared to at September 30, 2023, primarily due to net income over the last twelve months and a decrease in accumulated other comprehensive loss as a result of the changes in the market value of available-for-sale investment securities .

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.1 billion in total assets as of September 30, 2024, and 149 locations, including 130 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2024 results of operations on October 22, 2024, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses and the COVID-19 employee retention credit.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, the COVID-19 employee retention credit, and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, and COVID-19 employee retention credit divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses and acquisition-related expenses.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the effects of interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, uncertainties surrounding the upcoming U.S. Presidential election and potential changes in the U.S. Senate and House of Representatives, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners) and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;

(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the ongoing conflicts in the Middle East);
(27)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(28)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(29)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(30)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;

(31)Peoples' ability to integrate the Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(32)the risk that expected revenue synergies and cost savings from the Limestone Merger may not be fully realized or realized within the expected time frame;
(33)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(34)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(35)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
(36)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(37)the effect of a fall in stock market prices on the asset and wealth management business; and
(38)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2024 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from the estimates and information contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
PER COMMON SHARE:
Earnings per common share:
Basic	$0.90	$0.83	$0.91	$2.57	$2.49
Diluted	0.89	0.82	0.90	2.55	2.47
Cash dividends declared per common share	0.40	0.40	0.39	1.19	1.16
Book value per common share (a)	31.65	30.36	28.06	31.65	28.06
Tangible book value per common share (a)(b)	20.29	18.91	16.52	20.29	16.52
Closing price of common shares at end of period	$30.09	$30.00	$25.38	$30.09	$25.38

SELECTED RATIOS:
Return on average stockholders' equity (c)	11.46%	10.99%	12.59%	11.25%	11.56%
Return on average tangible equity (c)(d)	19.40%	19.21%	23.04%	19.50%	21.05%
Return on average assets (c)	1.38%	1.27%	1.44%	1.32%	1.31%
Return on average assets adjusted for non-core items (c)(e)	1.39%	1.30%	1.69%	1.34%	1.59%
Efficiency ratio (f)(h)	55.10%	59.19%	58.38%	57.43%	59.69%
Efficiency ratio adjusted for non-core items (g)(h)	55.67%	59.19%	52.53%	57.65%	54.19%
Net interest margin (c)(h)	4.27%	4.18%	4.70%	4.24%	4.60%
Dividend payout ratio (i)	44.74%	48.94%	43.26%	46.65%	47.70%
(a)Data presented as of the end of the period indicated.
(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, and COVID-19 employee retention credit. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, COVID-19 employee retention credit, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(i)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$133,620	$130,770	$123,593	$391,983	$314,159
Total interest expense	44,708	44,157	30,319	129,818	63,154
Net interest income	88,912	86,613	93,274	262,165	251,005
Provision for credit losses	6,735	5,683	4,053	18,520	13,889
Net interest income after provision for credit losses	82,177	80,930	89,221	243,645	237,116

Non-interest income:
Electronic banking income	6,359	6,470	6,466	18,875	18,375
Trust and investment income	4,882	4,999	4,288	14,480	12,786
Deposit account service charges	4,520	4,339	4,516	13,082	12,192
Insurance income	4,271	4,109	4,250	14,878	13,679
Lease income	1,827	1,116	(66)	4,179	2,730
Bank owned life insurance income	460	1,037	1,375	2,997	2,924
Mortgage banking income	1,051	243	237	1,615	740
Net loss on investment securities	(74)	(353)	(7)	(428)	(2,108)
Net loss on asset disposals and other transactions	(795)	(428)	(307)	(1,564)	(2,218)
Other non-interest income	2,293	2,172	2,452	6,163	4,179
Total non-interest income	24,794	23,704	23,204	74,277	63,279

Non-interest expense:
Salaries and employee benefit costs	37,085	36,564	36,608	112,542	106,661
Data processing and software expense	6,111	6,743	6,288	18,623	15,578
Net occupancy and equipment expense	5,905	6,142	5,501	18,330	15,836
Professional fees	2,896	2,935	3,456	8,798	13,775
Amortization of other intangible assets	2,786	2,787	3,280	8,361	7,951
Electronic banking expense	1,844	1,941	1,836	5,566	5,159
FDIC insurance expense	1,241	1,251	1,260	3,678	3,525
Other loan expenses	1,178	1,036	856	3,290	2,133
Franchise tax expense	917	760	772	2,558	2,678
Communication expense	814	736	752	2,349	2,089
Marketing expense	971	681	1,267	2,708	3,554
Other non-interest expense	4,342	7,182	9,820	16,510	19,859
Total non-interest expense	66,090	68,758	71,696	203,313	198,798
Income before income taxes	40,881	35,876	40,729	114,609	101,597
Income tax expense	9,197	6,869	8,847	24,334	22,059
Net income	$31,684	$29,007	$31,882	$90,275	$79,538

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$31,684	$29,007	$31,882	$90,275	$79,538
Less: Dividends paid on unvested common shares	215	218	143	576	388
Less: Undistributed loss allocated to unvested common shares	64	55	79	183	190
Net earnings allocated to common shareholders	$31,405	$28,734	$31,660	$89,516	$78,960

Weighted-average common shares outstanding	34,793,704	34,764,489	34,818,346	34,766,281	31,771,061
Effect of potentially dilutive common shares	405,679	353,159	243,551	340,431	206,425
Total weighted-average diluted common shares outstanding	35,199,383	35,117,648	35,061,897	35,106,712	31,977,486

Earnings per common share – basic	$0.90	$0.83	$0.91	$2.57	$2.49
Earnings per common share – diluted	$0.89	$0.82	$0.90	$2.55	$2.47
Cash dividends declared per common share	$0.40	$0.40	$0.39	$1.19	$1.16

Weighted-average common shares outstanding – basic	34,793,704	34,764,489	34,818,346	34,766,281	31,771,061
Weighted-average common shares outstanding – diluted	35,199,383	35,117,648	35,061,897	35,106,712	31,977,486
Common shares outstanding at the end of period	35,538,607	35,498,977	35,395,990	35,538,607	35,395,990

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$139,244	$111,680
Interest-bearing deposits in other banks	144,463	315,042
Total cash and cash equivalents	283,707	426,722
Available-for-sale investment securities, at fair value (amortized cost of
$1,189,792 at September 30, 2024 and $1,184,288 at December 31, 2023) (a)	1,080,667	1,048,322
Held-to-maturity investment securities, at amortized cost (fair value of
$636,529 at September 30, 2024 and $612,022 at December 31, 2023) (a)	693,637	683,657
Other investment securities, at cost	55,691	63,421
Total investment securities (a)	1,829,995	1,795,400
Loans and leases, net of deferred fees and costs (b)	6,271,839	6,159,196
Allowance for credit losses	(66,639)	(62,011)
Net loans and leases	6,205,200	6,097,185
Loans held for sale	3,246	1,866
Bank premises and equipment, net of accumulated depreciation	105,202	103,856
Bank owned life insurance	143,065	140,554
Goodwill	362,414	362,169
Other intangible assets	41,508	50,003
Other assets	166,134	179,627
Total assets	$9,140,471	$9,157,382
Liabilities
Deposits:
Non-interest-bearing	$1,453,441	$1,567,649
Interest-bearing	6,029,716	5,584,648
Total deposits	7,483,157	7,152,297
Short-term borrowings	175,945	601,121
Long-term borrowings	236,824	216,241
Accrued expenses and other liabilities	119,573	134,189
Total liabilities	$8,015,499	$8,103,848

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at September 30, 2024 or at December 31, 2023	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,772,459 shares issued at September 30, 2024 and 36,736,041 shares issued at December 31, 2023, including shares in treasury	865,326	865,227
Retained earnings	375,396	327,237
Accumulated other comprehensive loss, net of deferred income taxes	(82,496)	(101,590)
Treasury stock, at cost, 1,323,075 common shares at September 30, 2024 and 1,511,348 common shares at December 31, 2023	(33,254)	(37,340)
Total stockholders' equity	1,124,972	1,053,534
Total liabilities and stockholders' equity	$9,140,471	$9,157,382

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $236, respectively, as of September 30, 2024 and $0 and $238, respectively, as of December 31, 2023.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2024	2024	2024	2023	2023
Loan Portfolio
Construction	$320,094	$340,601	$314,687	$364,019	$374,016
Commercial real estate, other	2,180,491	2,195,979	2,243,780	2,196,957	2,189,984
Commercial and industrial	1,250,152	1,258,063	1,214,615	1,184,986	1,128,809
Premium finance	286,983	293,349	238,962	203,177	189,251
Leases	433,009	430,651	422,694	414,060	402,635
Residential real estate	777,542	789,344	781,888	791,095	791,965
Home equity lines of credit	233,109	227,608	221,079	208,675	203,940
Consumer, indirect	677,056	675,054	650,228	666,472	668,371
Consumer, direct	112,198	113,655	113,588	128,769	134,562
Deposit account overdrafts	1,205	1,067	1,306	986	857
Total loans and leases	$6,271,839	$6,325,371	$6,202,827	$6,159,196	$6,084,390
Total acquired loans and leases (a)	$1,585,552	$1,686,784	$1,757,169	$1,825,129	$1,925,554
Total originated loans and leases	$4,686,287	$4,638,587	$4,445,658	$4,334,067	$4,158,836
Deposit Balances
Non-interest-bearing deposits (b)	$1,453,441	$1,472,697	$1,468,363	$1,567,649	$1,569,095
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,065,912	1,083,512	1,107,712	1,144,357	1,181,079
Retail certificates of deposit	1,884,139	1,812,874	1,680,413	1,443,417	1,198,733
Money market deposit accounts	894,690	869,159	859,961	775,488	730,902
Governmental deposit accounts	824,136	766,337	825,170	726,713	761,625
Savings accounts	864,935	880,542	901,493	919,244	987,170
Brokered deposits	495,904	412,653	483,444	575,429	608,914
Total interest-bearing deposits	$6,029,716	$5,825,077	$5,858,193	$5,584,648	$5,468,423
Total deposits	$7,483,157	$7,297,774	$7,326,556	$7,152,297	$7,037,518
Total demand deposits (b)	$2,519,353	$2,556,209	$2,576,075	$2,712,006	$2,750,174
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$27,578	$7,592	$7,662	$6,716	$9,117
Nonaccrual loans	34,807	33,669	31,361	25,477	26,187
Total nonperforming loans (NPLs) (f)	62,385	41,261	39,023	32,193	35,304
Other real estate owned (OREO)	7,397	7,409	7,238	7,174	7,174
Total NPAs	$69,782	$48,670	$46,261	$39,367	$42,478
Criticized loans (c)	$237,627	$239,943	$256,565	$235,239	$213,156
Classified loans (d)	133,241	120,180	147,518	120,027	124,836
Allowance for credit losses as a percent of NPLs (f)	106.82%	160.56%	166.11%	194.38%	178.23%
NPLs as a percent of total loans (f)	0.99%	0.65%	0.63%	0.52%	0.58%
NPAs as a percent of total assets (f)	0.76%	0.53%	0.50%	0.43%	0.48%
NPAs as a percent of total loans and OREO (f)	1.11%	0.77%	0.74%	0.64%	0.70%
Criticized loans as a percent of total loans (c)	3.79%	3.79%	4.14%	3.82%	3.50%
Classified loans as a percent of total loans (d)	2.12%	1.90%	2.38%	1.95%	2.05%
Allowance for credit losses as a percent of total loans	1.06%	1.05%	1.05%	1.01%	1.03%
Total demand deposits as a percent of total deposits (b)	33.67%	35.03%	35.16%	37.92%	39.08%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	11.79%	11.74%	11.69%	11.75%	11.57%
Tier 1 risk-based capital ratio	12.58%	12.53%	12.50%	12.58%	12.31%
Total risk-based capital ratio (tier 1 and tier 2)	13.48%	13.44%	13.40%	13.38%	13.14%
Leverage ratio	9.86%	9.56%	9.43%	9.57%	9.34%
Common equity tier 1 capital	$821,192	$799,710	$780,017	$766,691	$752,728
Tier 1 capital	875,800	854,050	834,089	820,495	801,010
Total capital (tier 1 and tier 2)	938,474	916,073	894,662	873,225	855,054
Total risk-weighted assets	$6,962,652	$6,814,149	$6,674,114	$6,524,577	$6,505,779
Total stockholders' equity to total assets	12.31%	11.68%	11.46%	11.50%	11.11%
Tangible equity to tangible assets (j)	8.25%	7.61%	7.37%	7.33%	6.85%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)September 30, 2024 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.24% at September 30, 2024, 5.66% at June 30, 2024, 5.60% at March 31, 2024, 5.38% at December 31, 2023, 5.14% at September 30, 2023, compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$6,279	$5,397	$3,764	$17,510	$13,188
Provision for checking account overdrafts	456	286	289	1,010	701
Total provision for credit losses	$6,735	$5,683	$4,053	$18,520	$13,889

Net Charge-Offs
Gross charge-offs	$6,591	$4,607	$2,834	$15,072	$6,730
Recoveries	507	374	516	1,435	1,672
Net charge-offs	$6,084	$4,233	$2,318	$13,637	$5,058

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$—	$—	$9
Commercial real estate, other	(100)	80	181	109	178
Commercial and industrial	258	46	196	532	(243)
Premium finance	33	51	21	130	55
Leases	3,697	2,204	737	6,959	1,641
Residential real estate	(58)	(4)	23	(65)	25
Home equity lines of credit	2	9	32	4	106
Consumer, indirect	1,634	1,450	777	4,474	2,439
Consumer, direct	143	126	81	486	213
Deposit account overdrafts	475	271	270	1,008	635
Total net charge-offs	$6,084	$4,233	$2,318	$13,637	$5,058

As a percent of average total loans (annualized)	0.38%	0.27%	0.15%	0.29%	0.12%

SUPPLEMENTAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2024	2024	2024	2023	2023

Trust assets under administration and management	$2,124,320	$2,071,832	$2,061,402	$2,021,249	$1,900,488
Brokerage assets under administration and management	1,608,368	1,567,775	1,530,954	1,473,814	1,364,372
Mortgage loans serviced for others	347,719	341,298	348,937	356,784	366,996
Employees (full-time equivalent)	1,496	1,489	1,498	1,478	1,482

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$57,436	$954	6.60%	$178,094	$2,502	5.65%	$62,609	$801	5.08%
Investment securities (a)(b)	1,897,701	16,397	3.46%	1,870,372	16,144	3.45%	1,819,248	14,116	3.10%
Loans (b)(c):
Construction	330,779	6,654	7.87%	328,943	6,595	7.93%	400,396	9,983	9.76%
Commercial real estate, other	2,049,150	37,640	7.19%	2,074,718	36,420	6.94%	1,965,927	34,369	6.84%
Commercial and industrial	1,254,709	24,730	7.71%	1,230,290	23,897	7.68%	1,128,420	22,561	7.82%
Premium finance	288,841	6,052	8.20%	260,513	5,746	8.73%	179,390	3,565	7.78%
Leases	424,549	11,922	10.99%	419,764	11,982	11.29%	384,606	11,508	11.71%
Residential real estate (d)	920,703	12,110	5.26%	925,629	11,460	4.95%	952,863	11,879	4.99%
Home equity lines of credit	231,760	4,836	8.30%	225,362	4,612	8.23%	201,973	4,012	7.88%
Consumer, indirect	681,002	10,372	6.06%	656,405	9,669	5.92%	662,462	8,774	5.25%
Consumer, direct	120,941	2,271	7.47%	119,048	2,095	7.08%	139,595	2,416	6.87%
Total loans	6,302,434	116,587	7.27%	6,240,672	112,476	7.16%	6,015,632	109,067	7.13%
Allowance for credit losses	(66,154)			(64,745)			(60,724)
Net loans	6,236,280			6,175,927			5,954,908
Total earning assets	8,191,417	133,938	6.44%	8,224,393	131,122	6.34%	7,836,765	123,984	6.23%

Goodwill and other intangible assets	405,022			407,864			411,229
Other assets	546,313			548,197			558,415
Total assets	$9,142,752			$9,180,454			$8,806,409

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$870,914	$227	0.10%	$892,465	$222	0.10%	$1,058,606	$447	0.17%
Governmental deposit accounts	824,918	5,960	2.87%	795,913	5,594	2.83%	758,409	4,012	2.10%
Interest-bearing demand accounts	1,072,850	591	0.22%	1,095,553	495	0.18%	1,198,100	520	0.17%
Money market deposit accounts	854,075	5,609	2.61%	850,375	5,419	2.56%	717,765	2,943	1.63%
Retail certificates of deposit	1,865,312	20,151	4.30%	1,743,238	18,423	4.25%	1,043,579	7,161	2.72%
Brokered deposits (e)	410,035	4,713	4.57%	482,310	5,506	4.59%	631,410	7,399	4.65%
Total interest-bearing deposits	5,898,104	37,251	2.51%	5,859,854	35,659	2.45%	5,407,869	22,482	1.65%
Short-term borrowings (e)	318,752	4,050	5.07%	407,273	4,978	4.90%	458,462	5,169	4.48%
Long-term borrowings	234,779	3,407	5.75%	234,961	3,520	5.98%	148,234	2,668	7.19%
Total borrowed funds	553,531	7,457	5.36%	642,234	8,498	5.30%	606,696	7,837	4.72%
Total interest-bearing liabilities	6,451,635	44,708	2.76%	6,502,088	44,157	2.73%	6,014,565	30,319	1.96%

Non-interest-bearing deposits	1,468,498			1,476,870			1,627,231
Other liabilities	122,861			140,042			159,755
Total liabilities	8,042,994			8,119,000			7,801,551
Stockholders’ equity	1,099,758			1,061,454			1,004,858
Total liabilities and stockholders' equity	$9,142,752			$9,180,454			$8,806,409

Net interest income/spread (b)		$89,230	3.68%		$86,965	3.61%		$93,665	4.27%
Net interest margin (b)			4.27%			4.18%			4.70%

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	Nine Months Ended
	September 30, 2024			September 30, 2023
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$125,720	$5,377	5.71%	$57,271	$1,862	4.35%
Investment securities (a)(b)	1,867,003	47,775	3.41%	1,827,261	40,673	2.97%
Loans (b)(c):
Construction	333,048	19,652	7.75%	333,895	20,437	8.07%
Commercial real estate, other	2,066,631	111,302	7.08%	1,671,019	82,403	6.50%
Commercial and industrial	1,229,491	72,142	7.71%	1,021,573	56,728	7.32%
Premium finance	253,383	16,362	8.48%	160,729	8,374	6.87%
Leases	418,084	35,970	11.30%	362,222	31,426	11.44%
Residential real estate (d)	925,756	34,892	5.03%	903,622	32,414	4.78%
Home equity lines of credit	224,648	13,745	8.17%	190,225	10,634	7.47%
Consumer, indirect	664,610	29,322	5.89%	651,578	23,947	4.91%
Consumer, direct	121,359	6,465	7.12%	125,826	6,401	6.80%
Total loans	6,237,010	339,852	7.19%	5,420,689	272,764	6.66%
Allowance for credit losses	(64,052)			(55,757)
Net loans	6,172,958			5,364,932
Total earning assets	8,165,681	393,004	6.36%	7,249,464	315,299	5.76%

Goodwill and other intangible assets	407,858			374,924
Other assets	541,515			496,497
Total assets	$9,115,054			$8,120,885

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$889,629	$675	0.10%	$1,066,783	$1,166	0.15%
Governmental deposit accounts	795,019	16,639	2.80%	696,359	7,408	1.42%
Interest-bearing demand accounts	1,092,407	1,538	0.19%	1,160,698	1,232	0.14%
Money market deposit accounts	829,825	15,917	2.56%	661,272	5,774	1.17%
Retail certificates of deposit	1,730,818	54,472	4.20%	817,512	13,120	2.15%
Brokered deposit (e)	486,832	16,972	4.66%	452,574	13,846	4.09%
Total interest-bearing deposits	5,824,530	106,213	2.44%	4,855,198	42,546	1.17%
Short-term borrowings (e)	371,426	13,212	4.75%	477,826	14,940	4.18%
Long-term borrowings	233,343	10,392	5.91%	126,449	5,668	5.98%
Total borrowed funds	604,769	23,604	5.20%	604,275	20,608	4.14%
Total interest-bearing liabilities	6,429,299	129,817	2.70%	5,459,473	63,154	1.50%

Non-interest-bearing deposits	1,482,318			1,607,411
Other liabilities	132,003			134,003
Total liabilities	8,043,620			7,200,887
Stockholders’ equity	1,071,434			919,998
Total liabilities and stockholders' equity	$9,115,054			$8,120,885

Net interest income/spread (b)		$263,187	3.66%		$252,145	4.26%
Net interest margin (b)			4.24%			4.60%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Core non-interest expense:
Total non-interest expense	$66,090	$68,758	$71,696	$203,313	$198,798
Less: acquisition-related expenses	(662)	—	4,434	(746)	15,694
Less: pension settlement charges	—	—	2,424	—	2,424
Add: COVID -19 Employee Retention Credit	—	—	—	—	548
Core non-interest expense	$66,752	$68,758	$64,838	$204,059	$181,228

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Efficiency ratio:
Total non-interest expense	$66,090	$68,758	$71,696	$203,313	$198,798
Less: amortization of other intangible assets	2,786	2,787	3,280	8,361	7,951
Adjusted total non-interest expense	63,304	65,971	68,416	194,952	190,847

Total non-interest income	24,794	23,704	23,204	74,277	63,279
Less: net loss on investment securities	(74)	(353)	(7)	(428)	(2,108)
Less: net loss on asset disposals and other transactions	(795)	(428)	(307)	(1,564)	(2,218)
Total non-interest income, excluding net gains and losses	25,663	24,485	23,518	76,269	67,605

Net interest income	88,912	86,613	93,274	262,165	251,005
Add: fully tax-equivalent adjustment (a)	318	352	391	1,022	1,140
Net interest income on a fully tax-equivalent basis	89,230	86,965	93,665	263,187	252,145

Adjusted revenue	$114,893	$111,450	$117,183	$339,456	$319,750

Efficiency ratio	55.10%	59.19%	58.38%	57.43%	59.69%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$66,752	$68,758	$64,838	$204,059	$181,228
Less: amortization of other intangible assets	2,786	2,787	3,280	8,361	7,951
Adjusted core non-interest expense	63,966	65,971	61,558	195,698	173,277

Adjusted revenue	$114,893	$111,450	$117,183	$339,456	$319,750

Efficiency ratio adjusted for non-core items	55.67%	59.19%	52.53%	57.65%	54.19%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands, except per share data)	2024	2024	2024	2023	2023

Tangible equity:
Total stockholders' equity	$1,124,972	$1,077,833	$1,062,002	$1,053,534	$993,219
Less: goodwill and other intangible assets	403,922	406,417	409,285	412,172	408,494
Tangible equity	$721,050	$671,416	$652,717	$641,362	$584,725

Tangible assets:
Total assets	$9,140,471	$9,226,461	$9,270,774	$9,157,382	$8,942,534
Less: goodwill and other intangible assets	403,922	406,417	409,285	412,172	408,494
Tangible assets	$8,736,549	$8,820,044	$8,861,489	$8,745,210	$8,534,040

Tangible book value per common share:
Tangible equity	$721,050	$671,416	$652,717	$641,362	$584,725
Common shares outstanding	35,538,607	35,498,977	35,486,234	35,314,745	35,395,990

Tangible book value per common share	$20.29	$18.91	$18.39	$18.16	$16.52

Tangible equity to tangible assets ratio:
Tangible equity	$721,050	$671,416	$652,717	$641,362	$584,725
Tangible assets	$8,736,549	$8,820,044	$8,861,489	$8,745,210	$8,534,040

Tangible equity to tangible assets	8.25%	7.61%	7.37%	7.33%	6.85%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Pre-provision net revenue:
Income before income taxes	$40,881	$35,876	$40,729	$114,609	$101,597
Add: provision for credit losses	6,735	5,683	4,053	18,520	13,889
Add: loss on OREO	2	—	1	2	1,623
Add: loss on investment securities	74	353	7	428	2,108
Add: loss on other assets	764	397	283	1,470	557
Add: loss on other transactions	28	31	23	92	38
Pre-provision net revenue	$48,484	$42,340	$45,096	$135,121	$119,812

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Annualized net income adjusted for non-core items:
Net income	$31,684	$29,007	$31,882	$90,275	$79,538
Add: net loss on investment securities	74	353	7	428	2,108
Less: tax effect of net loss on investment securities (a)	16	74	2	90	443
Add: net loss on asset disposals and other transactions	795	428	307	1,564	2,218
Less: tax effect of net loss on asset disposals and other transactions (a)	167	90	65	328	466
Add: acquisition-related expenses	(662)	—	4,434	(746)	15,694
Less: tax effect of acquisition-related expenses (a)	(139)	—	931	(157)	3,296
Add: pension settlement charges	—	—	2,424	—	2,424
Less: tax effect of pension settlement charges (a)	—	—	509	—	509
Less: COVID -19 Employee Retention Credit	—	—	—	—	548
Add: tax effect of COVID -19 Employee Retention Credit (a)	—	—	—	—	115
Net income adjusted for non-core items	$31,847	$29,624	$37,547	$91,260	$96,835

Days in the period	92	91	92	274	273
Days in the year	366	366	365	366	365
Annualized net income	$126,047	$116,666	$126,488	$120,586	$106,342
Annualized net income adjusted for non-core items	$126,696	$119,147	$148,964	$121,902	$129,468
Return on average assets:
Annualized net income	$126,047	$116,666	$126,488	$120,586	$106,342
Total average assets	$9,142,752	$9,180,454	$8,806,409	$9,115,054	$8,120,885
Return on average assets	1.38%	1.27%	1.44%	1.32%	1.31%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$126,696	$119,147	$148,964	$121,902	$129,468
Total average assets	$9,142,752	$9,180,454	$8,806,409	$9,115,054	$8,120,885
Return on average assets adjusted for non-core items	1.39%	1.30%	1.69%	1.34%	1.59%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2024	2024	2023	2024	2023

Annualized net income excluding amortization of other intangible assets:
Net income	$31,684	$29,007	$31,882	$90,275	$79,538
Add: amortization of other intangible assets	2,786	2,787	3,280	8,361	7,951
Less: tax effect of amortization of other intangible assets (a)	585	585	689	1,756	1,670
Net income excluding amortization of other intangible assets	$33,885	$31,209	$34,473	$96,880	$85,819

Days in the period	92	91	92	274	273
Days in the year	366	366	365	366	365
Annualized net income	$126,047	$116,666	$126,488	$120,586	$106,342
Annualized net income excluding amortization of other intangible assets	$134,803	$125,522	$136,768	$129,409	$114,740

Average tangible equity:
Total average stockholders' equity	$1,099,758	$1,061,454	$1,004,858	$1,071,434	$919,998
Less: average goodwill and other intangible assets	405,022	407,864	411,229	407,858	374,924
Average tangible equity	$694,736	$653,590	$593,629	$663,576	$545,074

Return on average stockholders' equity ratio:
Annualized net income	$126,047	$116,666	$126,488	$120,586	$106,342
Average stockholders' equity	$1,099,758	$1,061,454	$1,004,858	$1,071,434	$919,998

Return on average stockholders' equity	11.46%	10.99%	12.59%	11.25%	11.56%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$134,803	$125,522	$136,768	$129,409	$114,740
Average tangible equity	$694,736	$653,590	$593,629	$663,576	$545,074

Return on average tangible equity	19.40%	19.21%	23.04%	19.50%	21.05%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE